                             AMENDMENT NUMBER 12 TO
                        INVESTMENT SUB-ADVISORY AGREEMENT

The Investment Sub-Advisory Agreement between Hartford Investment Financial Services, LLC (formerly known as Hartford Investment Financial Services Company), and Wellington Management Company, LLP ("Wellington Management") dated March 3, 1997, as amended (the "Agreement"), is hereby amended to include THE HARTFORD GLOBAL EQUITY FUND (the "New Fund") as a new portfolio. All provisions in the Agreement shall apply to the New Fund, except as stated below.

The sub-advisory fee for the New Fund shall be accrued daily and paid quarterly, based upon the following annual rates and upon the calculated daily net asset value of the New Fund:

Net Asset Value      Annual Rate
------------------   -----------
First $250 million      0.500%
Next $250 million       0.450%
Next $500 million       0.400%
Over $1 billion         0.350%

     This amended Agreement is effective for a period of two years from the date hereof and shall continue in effect thereafter in accordance with the provisions of Section 9 of the Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of March 1, 2008.

                                     HARTFORD INVESTMENT FINANCIAL SERVICES, LLC


                                     /s/ Robert Arena
                                     ----------------------------------------
                                     By: Robert Arena
                                     Title: Manager, Senior Vice President/
                                            Business Line Principal


                                     WELLINGTON MANAGEMENT COMPANY, LLP

                                     /s/ Jonathan M. Payson
                                     ----------------------------------------
                                     By: Jonathan M. Payson
                                     Title: Sr. Vice President